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                                  EXHIBIT 21.1

                         Subsidiaries of the Registrant


Pacific Thrift and Loan Company, a California corporation,
     100% owned by the Registrant

PacificAmerica Money Centers, Inc., a Delaware corporation,
     100% owned by the Registrant